Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

                      AMREP CORPORATION ANNOUNCES AGREEMENT
                           TO ACQUIRE PALM COAST DATA
                           --------------------------

Princeton, NJ, November 8, 2006 - AMREP Corporation (NYSE- AXR) today announced that its Kable Media Services, Inc. ("Kable") subsidiary has entered into an agreement to acquire Palm Coast Data Holdco, Inc. The total transaction value is approximately $92 million, subject to working capital and other adjustments. Kable plans to finance the acquisition using a combination of internal funds and borrowings. The closing of the transaction is subject to regulatory review and other customary closing conditions and is expected to occur early in 2007.

About AMREP Corporation:
AMREP Corporation is primarily engaged in two businesses: land development and magazine and product service operations.

Its AMREP Southwest subsidiary is a major landholder and a leading developer of real estate in New Mexico. It is the founder of Rio Rancho, now the third largest city in New Mexico, where the focus of its current activity is on the entitlement, development and sale of land for residential, commercial and industrial uses.

Its Kable Media Services business, which was founded in 1932, has major locations in Illinois, Colorado, Ohio and New York City, and provides an array of magazine and product fulfillment and fulfillment-related services to publishers and others and distributes magazines, both in the United States and elsewhere in the world.

About Palm Coast Data:
Palm Coast Data, LLC, located in the Florida city of Palm Coast, has been providing services to the magazine publishing industry since 1984 and is a leading provider of such services in the United States. The bulk of the company's business comes from the publishing industry with a smaller share coming from membership organizations and product marketers. Palm Coast Data, LLC is a wholly-owned subsidiary of Palm Coast Data Holdco, Inc.
                                       ***
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by AMREP or on its behalf. These statements are made on the basis of management's views and assumptions; as a result, there can be no assurance that management's expectations will necessarily come to pass. The actual financial impact of the transaction and other actual events and developments could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause actual operating performance or financial condition or other actual events or developments to differ from those expressed or implied in the forward-looking statements include, but are not limited to, the ability of AMREP to satisfy the conditions precedent to closing the transaction and otherwise consummate the transaction. Investors are also directed to consider the risks and uncertainties discussed in other documents AMREP has filed with the Securities and Exchange Commission. AMREP does not undertake to update any forward-looking statement that may be made from time to time by or on its behalf.

CONTACT:    Peter M. Pizza
            Vice President and Chief Financial Officer
            AMREP Corporation
            (609) 716-8210          (609) 716-8255 (fax)